Codatek Corp.
(A Development Stage Company)
Finacial Statements
March 31, 2000 and March 31, 1999


Table of Contents
                                               Page Number
Independent Accountant's Report                   1
Financial Statement
   Balance Sheets                                 2
   Statements of Operations and Deficit
     Accumulated During the Development Stage     3
   Statement of Changes in Stockholders' Equity   4
   Statement of Cash Flows                        5
   Notes to the Financial Statements              6




David E. Coffey
3651 Lindell Road, Suite A
Las Vegas, NV  89103

Independent Auditor's Report

To the Board of Directors and Stockholders of Codatek Corp.
Las Vegas, NV


I have audited the accompanying balance sheets of Codatek Corp., (a development stage company) as of March 31, 2000, and March 31, 1999, and the related statements of operations, cash flows, and changes in stockholders' equity for the periods then ended, as well as the cumulative period from December 3, 1998, (date of reception) to March 31, 2000. These statements are the responsibility of Codatek Corp.'s management. My responsiblity is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Codatek Corp., as of March 31, 2000, and March 31, 1999, and the results of operations, cash flows, and changes in stockholders' equity for the periods then ended, as well as the cumulative period from December 3, 1998, in conformity with generally accepted accounting principles.

David Coffey, CPA
Las Vegas, Nevada
May 21, 1999


Codatek Corp.
(A Development Stage Company)
Balance Sheets

                                         MARCH 31, 2000        MARCH 31, 1999
                                         --------------        --------------
ASSETS
  Cash                                   $  6,453               $   100
  Loan receivable                               0                10,000
  Interest receivable                           0                   153
                                         --------------        --------------
   Total Assets                          $  6,453               $  10,253
                                         ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable                       $  900                 $  900
                                         --------------        --------------
    Total Liabilities                       900                    900

  Stockholders' Equity
    Common stock, authorized 50,000,000
    shares at $0.001 par value, issued
    outstanding 200,000 shares and
    200,000 shares, respectively              200                 200
    Additional paid in capital              8,400                9,900
    Deficit accumulated during the
    development stage                      (3,047)                (747)
                                         ---------------       --------------
  Total Stockholders'
     Equity                              $  5,553              $   9,353


  Total Liabilities and Stockholder's
     Equity                              $  6,453              $  10,253
                                       ===============       ==============

The accompanying notes are an integral part of these financial statements.


Codatek Corp.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS AND DEFICIT
ACCUMULATED DURING DEVELOPMENT STAGE
(WITH CUMULATIVE FIGURES FROM INCEPTION)

                                                                   FROM INCEPTION
                              JAN. 1, 2000 TO   JAN. 1, 1999 TO    DEC. 3, 1998 TO
                              MAR. 31, 2000     MAR. 31, 1999      MAR. 31, 2000
                              ---------------   ---------------    ----------------
INCOME                        $  0              $  153               $  353

EXPENSES
  Organizational expenses        0                 0                  400
  Consulting                     0                 500                500
  Professional fees              0                 0                 2,500
                              ---------------   ----------------   ----------------
Total expenses                   0                 500                3,400

Net loss                         0                (347)            $ (3,047)
                                                                   ================

Retained Earnings,
beginning of period           (3,047)             (400)
                              ---------------   ----------------   ----------------
Deficit accumulated during
the development stage         $  (3,047)       $  (747)
                              ===============   ================

Earnings (loss) per share
  assuming dilution:
Net loss                      $  (0.00)         $ (0.00)           $ (0.02)
                              ===============   ================   ================

Weighted average shares
outstanding                   200,000           133,333            181,250
                              ===============   ================   ================



The accompanying notes are an integral part of these financial statements


Codatek Corp.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM DECEMBER 3, 1998, (DATE OF INCEPTION) TO
MARCH 31, 2000

                                  Common Stock        Additional          Total
                               Shares      Amount     Paid in Capital
                               --------    --------   ---------------     ---------
Balance,
December 3, 1998                -           -             -                -

Issuance of common stock
for cash December 1998         100,000     $100            0                100

Less net loss                    0           0             0                (400)
                               --------    ---------  ---------------     ---------
Balance,
December 31, 1998              100,000     $100            0                (300)

Issuance of common stock
for cash March 1999            100,000     $100           9,900             10,000
Less offering costs              0          0             (1,500)            (1,500)
Less net loss                    0          0              0                (2,647)
                               -------     ------         -------           ----------

Balance,
December 31, 1999              200,000     $200         $8,400              $5,553

Less net loss                    0            0              0               (10,990)
                               --------    ---------   ---------------      --------
Balance,
March 31, 2000                 200,000     $200        $8,400              $ 5,553
                               ========    =========   ===============      ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


Codatek Corp.
(A DEVELOPMENT STAGE COMANY)
STATEMENTS OF CASH FLOWS
(WITH CUMULATIVE FIGURES FROM INCEPTION)

                                                                         FROM INCEPTION
                                  JAN. 1, 2000 TO    JAN. 1, 2000 TO     DEC. 3, 1998, TO
                                  MAR. 31, 2000      MAR. 31, 1999       MAR. 31, 2000
                                  ---------------    ----------------    --------------
CASH FLOWS PROVIDED BY
OPERATION ACTIVITES
Net loss                          $    0               $   (347)          $  (3,047)
Adjustments to reconcile net loss
  to cash used by operating activity
     Loan receivable                   0                (10,000)               0
     Interest receivable               0                   (153)               0
     Accounts Payable                  0                   500                 900
                                  ---------------    ----------------    --------------
NET CASH PROVIDED BY
OPERATING ACTIVITIES                   0                 (10,000)            (2,147)                        (26,042)


CASH FLOWS USED BY
INVESTING ACTIVITIES                     0                 0                    0

  Net cash used by
  investing activities                 0                    0                    0


CASH FLOWS FROM FINNANCING
ACTIVITIES
  Sale of common stock                   0                 100                 200
  Paid-in capital                        0                9,900              9,900
  Less offering costs                    0                  0                (1,500)
                                  ---------------     ---------------     -------------

  NET CASH PROVIDED BY
  FINANCING ACTIVITIES                   0               10,000               8,600
                                  ---------------     ----------------    -------------
  NET INCREASE IN CASH (DECREASE)        0                  0              $  6,453
                                                                          ==============

CASH AT BEGINNING OF PERIOD           6,453               100
                                  ---------------     -----------------
  CASH AT END OF PERIOD           $   6,453             $ 100
                                  ===============     =================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.




Codatek Corp.
(A DEVELOPMENT STAGE COMPANY)
NOTES  TO THE FINANCIAL STATEMENTS
MARCH 31, 2000, AND MARCH 31, 1999


NOTE A  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The Company was incorporated on December 3, 1998, under the laws of the STATE of NEVADA. The business purpose of the Company is to develop software that code and encode programs and files.

        The Company will adopt accounting policies and procedures based upon the nature of future transactions.

NOTE B  OFFERING COSTS

        Offering costs incurred in connection with the offering were deducted from the net proceeds of the offering.

NOTE C  EARNINGS (LOSS) PER SHARE

        Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued. Since the Company has no common shares that are potentially issuable, such as stock options, convertible securities or warrants, basic and diluted EPS are the same.

NOTE D  STOCK OFFERINGS

        On April 7, 2000, the Company effected a split of it's common stock at a ratio of 60 for 1 at $0.001 par value. The 200,000 shares outstanding at $0.001 par value increased to 12,000,000 shares at $0.001 par value issued and outstanding. The number of shares of common stock authorized was unchanged at 50,000,000 with a par value of $0.001 per share.

        On May 10, 2000, a private placement of 1,000,000 shares of the Company's common stock at $1.00 per share was fully subscribed for a total of $1,000,000.